EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Zix Corporation pertaining to the Richard Spurr Employment Agreement and the Richard Spurr Stock Option Agreement and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements of Zix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 13, 2004